Milan Saha, Esq.

80 Barton Road

Plattsburgh, NY 12901

(646) 397-9056

Admitted in the State of New York

August 1, 2022

Mr. Chris Conant

Managing Director

YieldShare A F03 MGMT LLC

General Manager of

YieldShare A F03 LLC

408 Water Street

Waxahachie, TX 75165

Dear Mr. Conant:

I have acted, at your request, as special counsel to YieldShare A F03 LLC, a Wyoming limited liability company (the “Company”), for the purpose of rendering an opinion as to (a) the legality of the Company offering “securitized” loans aggregated into a credit facility arranged by the Company to a contractually specified borrower (the “Credit Facility”), and (b) whether the loans are “securitized” or should be deemed a security.

At issue are the potentially Twenty Million Dollar ($20,000,000) worth of one-month renewable loans that will comprise the Credit Facility being made in a specified ratio of amounts of USDC and Ethereum, or Ethereum and Wrapped Bitcoin (“Pairings,” and each a “Pairing”) or in any other Pairing of digital currency allowed by the borrower (the “Facility Loans” and each a “Facility Loan”).  The Facility Loans are being offered pursuant to an Offering Circular on Form 1-A filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under Regulation A of the Securities Act of 1933, as amended (the “Act”), for the purpose of qualifying the offer and sale of the Facility Loans.

The terms of the Facility Loans are set forth in a Lender Facility Agreement between the Company and the lender (“LFA”).

Each Facility Loan is made pursuant to a Liquidity Supplier Facility Agreement (attached at Exhibit #.# of this Offering Circular (the “LSFA”)) between the Company and the Borrower.  The Company’s Manager manages the Credit Facility performing administrative functions needed to aggregate the Facility Loans inside the Facility and track each Lender’s Facility Loan.  Pursuant to the LSFA, in the event of a default of the Facility Loans at the end of their 1-month term, the Company will act as the agent for the Lenders to enforce their rights of collection, which will be as unsecured creditors.

In rendering this opinion, I have reviewed (a) statutes of the State of Wyoming, to the extent I deem relevant to the matter opined upon herein; (b) the LFA; (c) the LSFA; (d) selected proceedings of the General Manager of the Company; (e) certificates of officers of the Company and of public officials; (f) and such other documents of the Company and of public officials as I have deemed necessary and relevant to the matter opined upon herein.

I have assumed (a) all of the documents referenced herein (collectively, the “Documents”) are true and correct copies of the original documents and the signatures on such documents are genuine; (b) the persons that executed the Documents have the legal capacity to execute the Documents; and (c) the status of the Documents as legally valid and binding instruments is not affected by any (i) violations of statutes, rules, regulations or court or governmental orders, or (ii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

Are the Facility Loans legally enforceable debt obligations to the Lenders?

The Company will provide to each Lender a sub-account under the Credit Facility’s digital wallet (“Lender Account” or “Lender Dashboard”) that records each Lender’s contribution(s) of Pairings to the Credit Facility and the Lender’s return on yield from its Facility Loan.  As stipulated in the LFA, the Lender Dashboard shall be the evidence of indebtedness of the Borrower to each Lender, and each Lender’s Account shall comprise its pro rata participation interest in the Credit Facility.  The Lender has a right to redeem all or any portion of its Lender Account at the end of each 1-month term of its Facility Loans, which it does by giving instruction to the Company at least 5 days prior to the end of the term.

Based upon my review described herein, it is my opinion the Facility Loans are enforceable unsecured obligations of the borrower to the Lenders, the Lender Accounts maintained by the Company under the Credit Facility’s digital wallet may represent legal proof of indebtedness, and the Company can act as agent for the Lenders to enforce their rights as unsecured creditors against the Borrower, are duly authorized and when/if issued and delivered by Company against payment therefore, as described in the offering statement, will be validly issued, fully paid, and non-assessable.

Are the Facility Loans securities or securitized loans ?

Under Section 2(a)(1) of the Act, the term “security” is defined as:

any note, stock, treasury stock, security future, security-based swap, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

However, Section 3a3 of the Act provides that notes – debts – with a maturity date of less than nine months “exclusive of any days of grace, or any renewal thereof” (emphasis added) shall be exempted from being defined as a security under the Act.  Thus, the Facility Loans each in themselves is not a security notwithstanding that the each 1-month term can be renewed over and over for such that the cumulative renewals could exceed nine months.  Because the terms of the Facility Loans are less than 9 months, they are not deemed a security.

In addition there has not been any ruling or determination by the SEC that Wrapped Bitcoin, Ethereum or USDC, all examples of cryptocurrencies are considered securities.

Following that analysis, the next issue is whether the Facility Loans are a securitization of the Credit Facility.  Definitions of “securitization” generally involve the breaking up of an asset into smaller marketable pieces so those smaller pieces can be sold off to investors.  The Office of the Comptroller of the Currency defines asset securitization as “the structured process whereby interests in loans and other receivables are packaged, underwritten, and sold in the form of “asset backed” securities[1].  In this instance, the Credit Facility without the contributions of the Lenders and the subsequent Facility Loans by them does not have any receivables, nor are there any assets in the Credit Facility other than the right to provide liquidity to the borrower.  The Company is aggregating assets together in order to create an obligation, however that obligation is not owed to the Company or the Credit Facility, and the Company has no rights to collect the obligation except as an agent for the Lenders.  However, while a precise reading of the definition of “securitization” may not fit the transactions between the borrower, the Company, and the Lenders, a substance over form analysis may determine that the Facility Loans are a securitization of the Credit Facility, in that the Credit Facility’s right to make a loan(s) to, or provide liquidity to, the borrower is being packaged to the Lenders so that they can make Facility Loans to the borrower.  It may loosely fit the definition of securitization, even though the pooled Facility Loans inside the Credit Facility are not being made available for other investors.  Given the vagaries around whether cryptocurrencies are securities and the substance over form analysis, our legal analysis concludes that a broader reading of the definition of securitization is prudent and necessary in this circumstance and recommend compliance with applicable securities laws as if the Facility Loans were a security as they may be considered a securitization of the Credit Facility now or in the future.

While an analysis of the need for compliance with applicable securities laws is not normally a necessary analysis for the legal opinion and consent filed with a Form 1-A, we are including this analysis herewith out of an abundance of caution to disclose the nature of the transactions that form the Credit Facility and the Facility Loans to provide liquidity to the borrower for cryptocurrency exchanges due to the novel nature of said transactions.  Accordingly, we await any comments the SEC may have this legal opinion and will update our opinion accordingly once received.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. The foregoing opinion is strictly limited to matters of Wyoming corporation and debtor creditor law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Wyoming, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 1A-12 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Sincerely,

/s/ Milan Saha

Milan Saha, Esq.

________________________________________________________________________

[1] See https://www.occ.treas.gov/topics/supervision-and-examination/capital-markets/financial-markets/securitization/index-securitization.html, accessed on August 1, 2022